FIRST AMENDMENT TO 9% SUBORDINATED
                   CONVERTIBLE DEBENTURE DATED APRIL 23, 1996


         On April 23, 1996 NAL Financial Group, Inc., a Delaware corporation ("Maker" or the "Company") entered into a convertible debenture in the principal amount of $5,000,000 (the "Debenture") payable to the order of Beneficial Standard Life Insurance Company as lender ("Lender"). For good and valuable consideration, receipt of which is acknowledged, the parties agree to amend the Debenture as follows:

         1. Paragraph 1 of the Debenture is hereby superseded and replaced in its entirety with the following:

                  "1. Principal and all unpaid interest which accrues thereon shall be payable in full at the election of Lender upon the earlier of
         (i) October 23, 1997, or (ii) a Change in Control, as hereinafter defined (hereinafter the "Maturity"). Interest on the outstanding principal balance of this Debenture at the rate of 9% per annum, shall be due and payable on a quarterly basis, on March 31, June 30, September 30 and December 31. Maker may not prepay part or all of the principal due under this Debenture without the consent of Lender. "Change in Control" means the time at which (i) any Person (including a Person's affiliates and associates) or group (as that term is understood under Section 13(d) of the Exchange Act and the rules and regulations thereunder), has become the beneficial owner of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of the Company equal to at least twenty-five percent (25%), other than existing shareholders which currently own in excess of twenty-five percent (25%) and existing debenture holders whether upon exercise of conversion rights currently existing or otherwise, (ii) there shall be consummated any consolidation or merger of the Company pursuant to which the Company's common stock (or other capital stock) would be converted into cash, securities or other property, other than a merger or consolidation of the Company in which the holders of such common stock (or such other capital stock) immediately prior to the merger have the same proportionate ownership, directly or indirectly, of common stock of the surviving corporation immediately after the merger as they had of the Company's common stock immediately prior to such merger, or (iii) all or substantially all of the Company's assets shall be sold, leased, conveyed or otherwise disposed of as an entirety or substantially as an entirety to any Person in one or a series of transactions."

         2        The following language shall be added to paragraph 2 of the
Debenture:

                "The Lender at its option shall be entitled to cause the Company to repay the Debenture at Maturity by paying to Lender the



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                  "Equity  Value" (as defined below) of the Debenture in lieu of the payment of outstanding principal and interest or the conversion thereof into the Common Stock of the Company. Lender may make this election by delivery of a written request for payment of the Equity Value one day prior to the Maturity date. Upon receipt of such request, the Company shall repay the Debenture by paying to the holder thereof the Equity Value. Equity Value means an amount equal to the market value of the greatest number of shares of common stock into which this Debenture is convertible (assuming conversion of both outstanding principal and interest) on the date of election. The market value of the maximum number of shares of common stock into which the Debenture is convertible shall be determined using the closing bid price of a share of common stock as reported by the Nasdaq system or the closing price of a share of common stock as reported by the principal stock exchange upon which shares of common stock are traded on the date Lender makes its election to receive the Equity Value. If the common stock is not listed for trading on a nationally recognized stock exchange or on the Nasdaq system on such date the market value of a share of common stock shall be determined by reference to the closing bid price of a share of common stock as reported by the Nasdaq/NMS system on June 23, 1997."

         3. Paragraph 5 of the Debenture is hereby superseded and replaced in its entirety with the following:

                           "5. An Event of Default  under this  Debenture  means
                  any of the following events (whether the reason for such Event of Default shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body): (i) nonpayment of principal or interest when due which nonpayment is unremedied for a period of ten (10) days; (ii) any other material breach of the terms hereof which shall remain unremedied for a period ending on the first to occur of ten (10) days after the Maker shall receive written notice of any such failure from the Lender or fifteen (15) days after the Maker shall become aware thereof; (iii) a material breach of the terms of the Securities Purchase Agreement, the occurrence of a "Triggering Event" (as defined in the Securities Purchase Agreement) or the occurrence of a default under the Securities Purchase Agreement any or each of which remain unremedied after notice and to the extent set forth within Sections 9 or 10 of the Securities Purchase Agreement, whichever is applicable; or
                  (iv) an Event of Default occurs under that certain credit agreement between Conseco Private Capital Group, Inc.

                 and NAL Acceptance Corporation dated June 23, 1997 (the "Credit Agreement")."

         4. Paragraph 14 of the Debenture is amended and restated to read as follows:

                           "This  Debenture is transferable at any time prior to
                  maturity without the consent of Maker, but subject to compliance with all applicable federal and state securities laws."

         5. The applicability of paragraph 7.5 of the Debenture is waived with respect to the transaction or transactions required by the Credit Agreement, including the reduction in the exercise price of 515,000 warrants previously issued to Conseco, Inc., and the granting of 257,000 additional warrants to Conseco, Inc., all for the price of $ .15 per share. The foregoing waiver shall be strictly construed to waive the application of such paragraph 7.5 to the foregoing transactions, and shall not constitute a waiver, or as a commitment by the Lender to waive the application thereof, to any other transactions.

         6. In all other respects, the Debenture shall remain unamended and in full force and effect.



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




         WITNESS WHEREOF, the parties have executed this amendment to be effective as of June 23, 1997.


BENEFICIAL STANDARD LIFE                        NAL FINANCIAL GROUP INC.
INSURANCE COMPANY                               as the Company
as Lender



By:/s/ ROLLIN M. DICK                           By:/s/ ROBERT R. BARTOLINI
   -------------------                            ----------------------------
                                                  Robert R. Bartolini
                                                  Chief Executive Officer









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